Exhibit 99.1

NEWS RELEASE – HOLD for call, 3 August 2022

Tellurian reports 47% increase in natural gas production for second quarter 2022

HOUSTON, Texas – (BUSINESS WIRE) August 3, 2022 -- Tellurian Inc. (Tellurian) (NYSE American: TELL) ended the second quarter with $823 million of cash on hand. During the quarter, Tellurian generated $61.3 million in revenues from natural gas sales on an increase of production of approximately 47% as compared to the previous quarter. Subsequent to the quarter end, Tellurian entered into an agreement to acquire various natural gas assets located on approximately 5,000 net acres and including 44 producing wells.

President and CEO Octávio Simões said, “Tellurian’s business model provides a unique proposition amongst U.S. liquefied natural gas (LNG) producers. By having our own natural gas production, we create cash from domestic sales that we can use for further investment, and upon completion of Driftwood LNG, we have an economic hedge for natural gas purchases which creates additional value for our shareholders and Tellurian.”

“While Tellurian continues to add natural gas production and sales revenue, we are also progressing with construction of Driftwood LNG, having cleared the site and begun an extensive pile driving program to set the foundation for the first plant,” Simões added.

Upstream segment results

	Quarter ended June 30, 2022	Quarter ended June 30, 2021
Net production	9.0 Bcf	2.1 Bcf
Revenue	$61.3 million	$5.6 million
Operating profit (loss)	$38.5 million	($6.3 million)
Adjusted EBITDA*	$53.2 million	($1.7 million)

*    Non-GAAP measure – see the end of this press release for a definition and a reconciliation to the most comparable GAAP measure.

Following the completion of the Haynesville Shale acquisition, Tellurian upstream pro forma assets will include approximately 20,000 net acres of natural gas production, interests in 126 producing wells and over 275 gross drilling locations.

Consolidated financial results
Tellurian generated approximately $61.3 million in revenues from natural gas sales, compared to $5.6 million in the second quarter of 2021. Tellurian reported a net loss of approximately $35,000, or $0.00 per share (basic and diluted), for the three months ended June 30, 2022.

Tellurian ended its second quarter of 2022 with approximately $823 million of cash and cash equivalents and approximately $1.34 billion in total assets.

About Tellurian Inc.
Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide. Tellurian is developing a portfolio of natural gas production, LNG marketing and trading, and infrastructure that includes an ~ 27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the NYSE American under the symbol “TELL”.

For more information, please visit www.tellurianinc.com. Follow us on Twitter at twitter.com/TellurianLNG.

Tellurian will post a video by Executive Chairman Charif Souki on its website shortly following the issuance of this release.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “proposed,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein relate to, among other things, the capacity, timing, and other aspects of the Driftwood LNG project, the benefits of Tellurian’s business model and pro forma acreage, wells and locations. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2021 filed by Tellurian with the Securities and Exchange Commission (the SEC) on February 23, 2022, and other Tellurian filings with the SEC, all of which are incorporated by reference herein. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Contact

Media: Joi Lecznar EVP Public and Government Affairs Phone +1.832.962.4044 joi.lecznar@tellurianinc.com	Investors: Matt Phillips Vice President, Investor Relations Phone +1.832.320.9331 matthew.phillips@tellurianinc.com

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com

Explanation and Reconciliation of Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes a certain non-GAAP performance measure may provide financial statement users with additional meaningful comparisons between current results, the results of the Company’s peers and of prior periods.

A non-GAAP financial measure the Company may present from time to time is the Upstream segment’s Adjusted EBITDA, which excludes certain charges or expenditures. The Upstream segment’s Adjusted EBITDA is a supplemental measure of performance and should not be viewed as a substitute for any GAAP measure.

Management presents the Upstream segment’s Adjusted EBITDA because (i) it is consistent with the manner in which the Company’s position and performance are measured relative to the position and performance of its peers and (ii) it is more comparable to earnings estimates provided by securities analysts.

(in thousands, unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Upstream segment Adjusted EBITDA:
Upstream segment operating profit (loss)	$38,505	$(6,310)	$43,101	$(8,034)
Add back:
Interest expense	—	382	—	1,635
Depreciation, depletion and amortization	5,756	2,233	9,680	4,784
Net loss on extinguishment of debt	—	152	—	665
Allocated corporate general and administrative	8,952	1,891	14,446	7,159
Upstream segment Adjusted EBITDA	$53,213	$(1,652)	$67,227	$6,209

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com